Exhibit 99.1

Chase Issuance Trust

Excess Spread Analysis

	Dec-05	Nov-05	Oct-05
Yield	15.91%	15.30%	15.29%
Less: Coupon	4.40%	4.20%	4.09%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.80%	6.84%	4.91%
Excess Spread	4.21%	2.76%	4.79%

Three Month Average Excess Spread	3.92%	4.45%	5.35%

Delinquency:
30 to 59 days	0.81%	0.93%	1.10%
60 to 89 days	0.52%	0.55%	0.70%
90 + days	0.94%	1.04%	1.41%
Total	2.27%	2.52%	3.21%

Principal Payment Rate	21.52%	19.54%	18.54%